UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2023

Intapp, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40550	46-1467620
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3101 Park Blvd
Palo Alto, California		94306
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 852-0400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	INTA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Financial Officer

On July 11, 2023, Mr. Stephen Robertson, the Chief Financial Officer of Intapp, Inc. (the “Company”) informed the Company of his retirement in 2024, and that he will resign from his role as Chief Financial Officer effective August 7, 2023. Mr. Robertson and the Company anticipate that Mr. Robertson will continue his service to the Company as a non-executive senior advisor on terms and conditions to be agreed upon at a later date.

Appointment of Chief Financial Officer

On July 11, 2023, the Board of Directors (the “Board”) of the Company appointed Mr. David Morton to serve as Chief Financial Officer of the Company, effective August 7, 2023.

Mr. Morton, 51, joins the Company from Digicert, Inc., a cybersecurity company where he has been serving as chief financial officer since November 2021. He has been responsible for the financial strategy and has led the worldwide accounting, treasury, financial planning, tax, acquisition, and investor relations functions. Mr. Morton has over 20 years of experience in the technology industry, including global leadership roles. Mr. Morton was also the chief financial officer at Anaplan, Inc. from September 2018 to July 2021 and then served in a transition role until September 2021 where he was responsible for overseeing finance, accounting, legal, procurement, IT and facility operations. He also previously served as the chief accounting officer at Tesla, Inc. from August 2018 to September 2018 and spent over 20 years at Seagate Technology where he served as chief financial officer from October 2015 to August 2018. Mr. Morton holds a B.S. in Business Administration with a major in Finance, Real Estate and Law from California State Polytechnic University, Pomona.

There is no arrangement or understanding between Mr. Morton and any other persons pursuant to which Mr. Morton was appointed as Chief Financial Officer. Neither Mr. Morton nor any of his immediate family members have been or are currently proposed to be a participant in any transaction that would be required to be reported pursuant to Item 404(a) of Regulation S-K.

Employment Agreement with Mr. Morton

On July 11, 2023, the Company entered into an Employment Agreement with Mr. Morton in his role as Chief Financial Officer of the Company, effective as of August 7, 2023 (the “Employment Agreement”). Under the Employment Agreement, Mr. Morton will be eligible to receive an annual base salary of $450,000, a target annual bonus of 80% of base salary, long-term incentive plan and employee benefit plan participation, and the reimbursement of business expenses. Mr. Morton will also be eligible to receive an award under the Company’s 2021 Omnibus Incentive Plan (the “Plan”) with a grant date value equal to $12,000,000, with the number of shares of Company common stock subject to the award to be determined by using the average trading price of the Company’s common stock over a period preceding the grant date, as determined by the Compensation Committee in its sole discretion. Approximately 50% of the shares will be in the form of Restricted Share Units (as defined in the Plan) and approximately 50% of the shares will be in the form of Performance Share Units (as defined in the Plan). The award will be subject to such terms and conditions as set forth in the Plan and applicable award agreement.

Mr. Morton will also be eligible to receive severance payments and benefits, depending on the circumstances of the termination of his employment, contingent upon his execution of a general waiver and release of claims and materially consistent with the terms of the employment agreements that have been entered into with the other named executive officers of the Company (other than our Chief Executive Officer).

The foregoing summary of Mr. Morton’s employment agreement is qualified in its entirety by the complete copy of the employment agreement attached hereto as Exhibit 10.1.

Item 7.01	Regulation FD Disclosure

On July 13, 2023, the Company issued a press release with respect to the changes in the Company’s leadership, a copy of which is furnished with the Current Report as Exhibit 99.1 and incorporated into this Item 7.01 by reference. The information in this Item 7.01 of the Current Report (including Exhibit 99.1) shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Employment Agreement between the Company and David Morton, dated July 11, 2023

99.1	Press Release, dated July 13, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Intapp, Inc.

Date: July 13, 2023	By:	/s/ Steven Todd
	Name:	Steven Todd
	Title:	General Counsel